Exhibit 10.21

THIRD AMENDMENT OF LEASE

REGARDING MASON TENDER SPACE

This THIRD AMENDMENT OF LEASE, made as of this 1st day of January, 2006, between THE RECTOR, CHURCH WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK, having its office and address at 74 Trinity Place in the Borough of Manhattan, City, County and State of New York (hereinafter referred to as the “Landlord”), PHOTODISC, INC., a corporation organized under the laws of the State of Washington, having an address at 601 North 34th Street, Seattle, Washington 98103 (hereinafter referred to as the “Tenant”) and GETTY IMAGES, INC., a corporation organized under the laws of the State of Washington, having an address at 710 North 34th Street, Seattle, Washington 98103 (hereinafter “Getty Images”).

W  I  T  N  E  S  S  T  H:

WHEREAS, the Landlord and Tenant entered into an agreement of lease, dated as of April 1, 2000, as amended and supplemented by the First Amendment of Lease, dated as of October 31, 2000 and the Agreement Regarding Sixth Floor Premises dated as of June 19, 2001, the Second Amendment of Lease dated as of May 31, 2002, and various letter agreements (as so amended the “Lease”), wherein the Landlord leased to the Tenant the entire 4th and 6th floors and a portion of the 5th floor as described in the lease (the “Original Premises”), in the building of the Landlord known as 75 Varick Street (a/k/a One Hudson Square), New York, New York for a term to commence April 1, 2000 and expire (unless sooner terminated in accordance with the provisions of the lease) on March 31, 2015 at the rentals and upon the other terms, covenants and conditions in such lease set forth; and

WHEREAS, pursuant to the terms of the Lease, commencing as of October 1, 2007, a portion of the 5th floor of the building as shown on Exhibit A-10 to the Lease and designated and defined as the “Mason Tender Space” will be leased by the Tenant and become part of the premises leased pursuant to the Lease; and

WHEREAS, the Landlord has arranged for the early termination of the lease relating to the Mason Tender Space and the early surrender of the Mason Tender Space, and the Landlord and the Tenant wish to enter into this amendment of the Lease for the purposes of (i) confirming their agreement that the Tenant will commence to lease the Mason Tender Space as of January 1, 2006, and (ii) to set forth the terms applicable to the Tenant’s leasing of the Mason Tender Space.

NOW, THEREFORE, it is hereby mutually covenanted and agreed between the parties hereto as follows:

1. Lease Amendments. The Lease shall be and it hereby is modified in the following respects effective on January 1, 2006:

(a) Addition of Mason Tender. Effective as of January 1, 2006, the Mason Tender Space shall be part of the premises demised under the Lease which the Landlord lets and leases to the Tenant and, the Tenant takes and hires from the Landlord, for the remainder of the term of the Lease and upon all of the terms, covenants and conditions set forth herein.

(b) Fixed Rent. In order to reflect the leasing of the Mason Tender Space:

(i)	for the period commencing January 1, 2006 and ending September 30, 2007, the fixed annual rent payable under the Lease is hereby increased by $269,308.00 per annum (which amount represents the fixed rent for the Mason Tender Space), which shall be payable in equal monthly installments of $22,442.33 per month, in advance on the first day of each calendar month and otherwise as provided in the Lease, with the effect that during such period, the total annual fixed rent payable pursuant to the Lease shall be $7,817,164.00 per annum, which shall be payable in equal monthly installments of $651,430.33 per month, payable in advance on the first day of each calendar month and otherwise as provided in the Lease; and

(ii)	for the period commencing October 1, 2007 and ending March 31, 2010, the fixed annual rent payable under the Lease is hereby increased by $356,833.00 per annum (which amount represents the fixed rent for the Mason Tender Space), which shall be payable in equal monthly installments of $29,736.08 per month, in advance on the first day of each calendar month and otherwise as provided in the Lease, with the effect that during such period, the total annual fixed rent payable pursuant to the Lease shall be $7,904,689.00 per annum, which shall be payable in equal monthly installments of $658,724.08 per month, payable in advance on the first day of each calendar month and otherwise as provided in the Lease; and

(iii)	for the period commencing April 1, 2010 and ending March 31, 2015, the fixed annual rent payable under the Lease is hereby increased by $383,246 per annum (which amount represents the fixed rent for the Mason Tender Space), which shall be payable in equal monthly installments of $31,937.17 per month, in advance on the first day of each calendar month and otherwise as provided in the Lease, with the effect that during such period, the total annual fixed rent payable pursuant to the Lease shall be $8,502,803.00 per annum, which shall be payable in equal monthly installments of $708,566.91 per month, payable in advance on the first day of each calendar month and otherwise as provided in the Lease.

(c) Additional Rent. With respect to the Mason Tender Space, (i) during the period commencing on January 1, 2006 and ending September 30, 2007, the Tenant shall not pay any real estate tax escalation or operating expense escalation, and (ii) during the period commencing October 1, 2007 and ending March 31, 2015, the Tenant shall pay real estate tax escalation and percentage escalation in accordance with the provisions of Article THIRTY of the lease.

(d) Free Rent period. The landlord and the Tenant confirm their agreement that, as contemplated by paragraph (g) of Article ONE of the Lease, and subject to the conditions set forth therein, the Tenant shall not be required to pay fixed rent with respect to the Mason Tender Space ($29,736.08 per month) (i) for the period commencing October 1, 2007 and ending January 31, 2008 and (ii) for the period commencing February 1, 2009 and ending May 31, 2009.

2. Landlord’s Work. (a) The Tenant is leasing the Mason Tender Space in “as is” condition, and the Landlord is not, either at this time, prior to October 1, 2007, or at any other time, required to make, install or construct any changes or improvements in the Mason Tender Space to prepare such space for occupancy by the Tenant. The Tenant confirms that the Landlord has no further obligations with respect to the work specified in the Work Letter attached as Exhibit C to the Lease.

(b) Article FORTY-SIX of the Lease provides, subject to the terms and conditions set forth therein, that the Landlord shall reimburse the Tenant up to a maximum of $103,580 for

Improvements made in the Mason Tender Space. The Landlord (i) agrees that such amount shall be increased by $20,716.00, so that the total reimbursement amount applicable to the Mason Tender Space is $124,296 and (ii) confirms that such total reimbursement is available effective as of January 1, 2006.

(c) Pursuant to item no. 1 under the caption “Landlord’s Additional Work” of the Work Letter attached as Exhibit “C” to the Lease, the Landlord is required to supply 190 tons of condenser-water cooled air conditioning to the 5th floor of the building. The Tenant confirms that the Landlord has performed, and discharged from, this obligation.

2. Brokerage Commission. The Tenant agrees to indemnify and hold harmless the Landlord from and against all demands, liabilities, losses, causes of action, damages, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred in connection with any claim for a brokerage commission, finder’s fee, consultation fees or other compensation arising out of the leasing of the Mason Tender Space, pursuant hereto and/or the Lease, including without limitation any such claim asserted by either CB Richard Ellis, Inc. or Plymouth Partners, Ltd.

3. Confirmation of Guaranty. Getty Images, Inc. (“Getty”) joins in this agreement to confirm that (a) the Lease Guaranty Agreement dated April 6, 2000 (the “Guaranty”), pursuant to which Getty guaranteed the obligations of the Tenant under the Lease, as amended, remains in full force and effect, (b) Getty consents to the Tenant’s entering into this Third Amendment of Lease, (c) Getty agrees that the obligations of Tenant guaranteed by Getty pursuant to the Guaranty include any additional obligations agreed to and undertaken by the Tenant under this Third Amendment of Lease, and (d) that the reference in the Guaranty to the “Lease” shall mean the Lease, as amended and supplemented to date, and as further amended and supplemented by this Third Amendment of Lease.

4. Lease Ratification. The Lease is hereby ratified and the parties confirm that, except as modified hereby, the Lease remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as of the day and year first above written.

THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK

By:	/s/ Jason Pizer
Director of Leasing

By:	/s/ Carl Weisbrod
Executive Vice President of Real Estate

By:	/s/ Stephan Duggan
Chief Financial Officer

PHOTODISC, INC.

By:	/s/ Elizabeth J. Huebner	(L.S.)
Name: Elizabeth J. Huebner
Title: SVP & CFO

GETTY IMAGES, INC.

By:	/s/ Elizabeth J. Huebner
Name: Elizabeth J. Huebner
Title: SVP & CFO